Exhibit 10.7

LOT PURCHASE AGREEMENT

BALLENGER RUN

THIS LOT PURCHASE AGREEMENT (the "Agreement") is entered into as of __________, 2014 but effective as of the Effective Date (as hereinafter defined) by and between a SeD Maryland Development, LLC, a Delaware limited liability company (the "Seller") and NVR, INC., a Virginia corporation d/b/a RYAN HOMES (the "Purchaser").

RECITALS:

A. Seller is the contract purchaser under that certain Real Estate Sales Contract dated May 28, 2014 between RBG Family, LLC, as seller ("Contract Seller") and Purchaser, as purchaser (the "Raw Land Contract") with regard to certain real property located in Frederick County, Maryland (the "County") which is more particularly described in the legal description set forth on Exhibit A-I (the "Project"). A copy of the proposed development plan for the Project is attached hereto as Exhibit A-2 (the "Development Plan"). The Project consists of a five-phase development which shall be improved by five home types: large single-family dwellings, small single-family dwellings, neo-traditional single-family dwellings, single-family attached villas, and two sizes of townhomes (the "Home Types"). This Agreement sets forth the parties' obligations with regard to the home type described on Exhibit B. Concurrently with the execution of this Agreement, Seller and Purchaser are executing four other Lot Purchase Agreements with regard to the other Home Types (the "Related LPAs").

B. The Raw Land Contract was terminated pursuant to its terms. This Agreement is contingent upon Purchaser and Contract Seller entering into a Second Amendment to the Raw Land Contract which conforms to the terms and conditions of the Assignment Agreement (defined below) (the "Second Amendment") reinstating the Raw Land Contract (the "Contingency"). If the Contingency is not satisfied by December 12, 2014, this Agreement shall be null and void, unless otherwise agreed in writing by the parties to this Agreement.

C. Concurrently with the execution of this Agreement, Seller is acquiring the rights of the contract purchaser under the Raw Land Contract pursuant to that certain Assignment and Assumption Agreement between Purchaser, as assignor, and Seller, as assignee (the "Assignment Agreement"), a copy of which is attached hereto as Exhibit C.

D. In the event that either party defaults under either this Agreement or the Assignment Agreement prior to Seller acquiring the Property (as hereinafter defined), the Assignment Agreement shall control the disposition of the Deposit.

E. Seller desires to sell, and Purchaser desires to purchase, the lots which are described on Exhibit D and depicted on the Development Plan (collectively, the "Lots" or the "Property", individually, a "Lot") in accordance with the terms and conditions of this Agreement. The Lots constitute part of the Project. The terms "Lots", "Property" and "Lot" refer to the parcels of land that are the subject of this Agreement. The terms "lots" and "lot" refer to the subdivided lots that are contained within the entire Project.

NOW, THEREFORE, for and in consideration of the mutual covenants of the parties as set forth herein, Seller does hereby grant to Purchaser the right to purchase and Purchaser agrees to purchase in fee simple the Property pursuant and subject to the following covenants, conditions, terms and obligations.

1. EFFECTIVE DATE; STUDIES.

1(a) Effective Date. This Agreement and any modification hereto will only be effective if signed by the Area President of Purchaser, or its designee, Vice President of Operations, and at least two (2) other officers of Purchaser. In the event that Purchaser fails to deliver the entire Deposit as required hereunder, this Agreement automatically, without any action required by either party, shall become null and void. The "Effective Date" of this Agreement is the date on which the Second Amendment is signed by Purchaser and Contract Seller. If the Second Amendment is not signed by Purchaser and Seller by December 12, 2014, this Agreement shall automatically be null and void.

1b) Studies. Purchaser shall have a study period commencing upon the Effective Date and terminating on the date that is three (3) business days before the last day of the study period under the Raw Land Contract, (the "Study Period"), to undertake such engineering, development, marketing and other studies as Purchaser may desire. Seller does not have any plans or reports related to the Property that were not provided to Seller by Purchaser. Purchaser agrees and acknowledges that Purchaser has had the opportunity to investigate the Project during the due diligence period under the Raw Land Contract. Pursuant to the Assignment Agreement, Purchaser has provided Seller with copies of the results of Purchaser's investigation, including, but not limited to, a Phase I Environmental Assessment prepared by Geo-Technology Associates, Inc. dated June 26, 2014 (the "Environmental Study"). The parties acknowledge that there is an underground storage tank on the Property. Seller shall remove the underground storage tank, and request that the Maryland Department of the Environment issue a No Further Action letter with regard thereto. Issuance of such No Further Action letter shall be a condition precedent to Purchaser's first acquisition of a Lot hereunder. If Purchaser is not satisfied with the Property or the transaction for any reason, or no reason at all, Purchaser may as a matter of right, terminate this Agreement by delivering written notice to Seller at any time prior to the end of the Study Period. In such event, the Deposit shall be returned to Purchaser in accordance with the Assignment Agreement, and thereafter the parties shall be relieved of further liability from performing hereunder.

2. PURCHASE OF LOTS; DEVELOPMENT PHASING SCHEDULE.

2(a) The "Model Lot" is the Lot upon which Purchaser shall construct a model home (the "Model Home") to facilitate marketing of the Project. The Model Lot is denoted as such on the Development Plan. The parties agree and acknowledge that the County requires that less development be completed in order for the County to issue a building permit for the Model Home. Purchaser, at its sole cost, shall apply for and in good faith obtain a building permit for construction of the Model Home on the Model Lot as soon as Seller completes all development work necessary for the issuance of the Model Home building permit. Purchaser shall purchase the Model Lot within five (5) business days after the date that Purchaser may obtain, upon application and payment of required fees, a building permit for the Model Home. The date upon which Purchaser acquires the Model Lot shall be referred to herein as the "Model Lot Closing Date". The purchase of the Model Lot shall not be counted toward the minimum Lot purchase requirement hereunder.

2(b) Attached hereto as Exhibit E is the schedule for development of the Project (as such may be modified by mutual agreement of the parties from time to time, the "Phasing Plan"). The Phasing Plan contemplates that Seller shall develop the Project in four phases. Each phase may contain lots for one or more Home Types. A phase may not contain any lots for a particular Home Type. The Lot purchase schedule set forth in Paragraph 2(c) below shall be subject to the availability of Lots in accordance with the Phasing Plan.

2(c) Seller shall deliver written notice to Purchaser (the "Completion Notice") to advise Purchaser that Lots are available for purchase (the "Available Lots") and the Conditions Precedent (defined below) for such Lots are fulfilled. The first Completion Notice delivered by Seller after the Model Lot Closing Date may be referred to herein as the "Initial Completion Notice" and shall be delivered on or before December 31, 2016. Each Completion Notice shall identify the location of the Available Lots and Purchaser may select which of the

Available Lots that it will purchase. The total number of Available Lots at any time under this Agreement and the Related LPAs shall be twenty-four (24) lots. Such total Available Lots under this Agreement and the Related LPAs may consist of lots for one or more of the Home Types. In the event that Seller does not meet the Available Lots requirement of twenty-four (24) lots, Purchaser shall deliver written notice to Seller and:

(i) So long as Seller is, and before the date of Purchaser's notice was, diligently pursuing the fulfillment of its obligations hereunder in order to create Available Lots, Seller shall be entitled additional time to prepare the Lots for purchase. In no event shall the additional time be more than six (6) months. Purchaser may elect to defer the Lot purchase schedule and any escalation of the Purchase Price by the same number of days until Seller meets the Available Lots requirement. The parties agree to document the commencement and termination of such additional time period and the effect upon the purchase schedule and Purchase Price escalation.

(ii) In the event that Seller is not, or before the date of Purchaser's notice was not, diligently pursuing the fulfillment of its obligations hereunder in order to create Available Lots, or in the event that Seller does not meet the Available Lots requirement within the six (6) months described in Subparagraph 2(c)(i) above, the terms and conditions of Paragraph 8, regarding Seller default, shall control.

2(d) After the Model Lot Closing Date, provided Seller has delivered a Completion Notice to Purchaser and the Conditions Precedent (defined below) are fulfilled with regard to the Lots to be purchased, Purchaser shall purchase the minimum number of Lots per quarter which is set forth on Exhibit D. Except for the first quarter, a "quarter" shall consist of three (3) full calendar months. The "first quarter" shall commence ninety (90) days after the Model Lot Closing Date and end on the last day of the third full calendar month thereafter. Purchaser shall have the right in any quarter to settle on more than the minimum number of Lots required to be purchased in such quarter at the Purchase Price then in effect and shall receive cumulative credits toward the minimum number of Lots required to be purchased in succeeding quarters. Purchaser shall be entitled to more than one (1) settlement per month. Purchaser may purchase more than one Lot at a settlement. Purchaser may purchase more than one single-family lot at a settlement. In the event that the Lots which are the subject of this Agreement and are described on Exhibit D are townhouse or attached villa lots, then Purchaser must purchase at one settlement the lots that will be improved by attached dwellings.

2(e) All settlements shall be held at the offices of NVR Settlement Services, 3701 Pender Drive, Suite 210, Fairfax, VA 22030, at such time or times as Purchaser shall designate.

2(f) Seller shall provide a location on the Property, at no cost to Purchaser, within one hundred feet (100') of the entrance to the Property, for the installation by Purchaser of a sales trailer. The location shall be selected by Purchaser, subject to Seller's reasonable approval. Purchaser shall maintain the trailer and the site on which it is located in good repair and free of debris. The trailer shall be locked at all times that it is vacant. Upon vacating the site, Purchaser shall remove the trailer and restore the Property to evenly graded, clean and good condition.

2(g) Purchaser's right to purchase Lots hereunder shall be in full force and effect so long as Purchaser fulfills its obligations hereunder. In the event that Purchaser fails to purchase the minimum number of Lots as required herein during any one quarter, then Seller may deliver a default notice to Purchaser and exercise remedies in accordance with Paragraph 8 below.

2(h) The purchase price for each Lot purchased hereunder shall be in the amount set forth on Exhibit B (as applicable, the "Purchase Price"). Commencing on the first (1st) day of the third (3rd) quarter hereunder (see subparagraph 2(d) above for determination of quarters) and continuing on the first day of each and every quarter thereafter the Purchase Price for each Lot shall increase by 0.75%. By way of example and not of limitation, in the event that the Model Lot Closing Date is July 15, 2015, then the following dates shall apply:

First quarter thereafter	October 16, 2015 — January 31, 2016
Second quarter thereafter	February 1, 2016 - April 30, 2016
Third quarter thereafter	May 1, 2016 - July 31, 2016 Purchase Price increases by 0.75% on May 1, 2016

On the first day of each quarter thereafter the Purchase Price shall increase by 0.75%.

2(i) With regard to this Agreement and the Related LPAs, the total sum of Five Million Six Hundred Thousand and No/ 100 Dollars ($5,600,000.00) as a good-faith deposit (the "Deposit") will be delivered by Purchaser in accordance with the terms of this Agreement, as follows:

  Purchaser previously delivered $200,000.00 to the Contract Seller under the Raw Land Contract; such $200,000.00 shall be applied as a portion of the Deposit hereunder;

  in accordance with the Assignment Agreement, Purchaser shall deliver $1,300,000.00 to Commonwealth Land Title Insurance Company ("Commonwealth") two (2) business days before the expiration of the study period under the Raw Land Contract, Commonwealth shall deliver such $1,300,000.00 to the Contract Seller under the Raw Contract prior to the expiration of the study period thereunder, and such $1,300,000.00 shall be applied as a portion of the Deposit hereunder; and

(iii) Purchaser shall deliver $4,100,000.00 to the closing agent which will handle Seller's acquisition of the Project no later than two business days before the closing under the Raw Land Contract, but in no event prior to Purchaser's receipt and approval of Seller's Certificate of Insurance in accordance with Subparagraph 3(p) below, and such $4,100,000.00 shall be applied as a portion of the Deposit hereunder.

The Deposit shall be returned to Purchaser in the form of a credit toward the Purchase Price payable for each Lot at the time of each settlement (the "Deposit Credit"). Exhibit B sets forth the allocation of the Deposit and Deposit Credits among all of the lots subject to this Agreement and the Related LPAs. Notwithstanding anything herein to the contrary, in the event of an uncured default by Purchaser beyond any applicable cure periods, it is the intent of the parties that, Seller shall only be entitled to the portion of the Deposit allocated to this particular Agreement as liquidated damages in accordance with Subparagraph 8(b) below.

2(j) At the closing under the Raw Land Contract, Seller shall execute and deliver an indemnity deed of trust to trustees for the benefit of Purchaser (the "Deed of Trust") which shall secure the return of the Deposit to Purchaser as provided in this Agreement. The form of Deed of Trust is attached hereto as Exhibit F. The Deed of Trust shall be subordinate only to the first priority position of Seller's institutional acquisition and development loan(s) and shall be recorded after the deed conveying title to the Project to Seller from the Contract Seller. References to the Deposit shall mean the amount paid to date or remaining after any credits as provided in this Agreement. The Deposit, or any portion thereof, shall be used by Seller solely for the acquisition and development of the Property and for no other purpose. Further, Seller hereby authorizes Purchaser to communicate directly with Seller's lender(s) about any and all matters relating to their respective loans, including, after an event of default under either such loan, communication between said lender(s) and Purchaser relating to any default remedies that may be pursued or possible loan restructurings or workout arrangements. Seller hereby authorizes such communications but requires that Purchaser deliver to Seller prior written notice of such communications. Any subordination agreement or other document Seller's lender desires for Purchaser to execute, join or consent to shall contain non-disturbance language as to this Agreement and allow Purchaser the right, in its sole discretion, to cure any default of Seller under the senior financing.

3. SELLER'S OBLIGATION TO PREPARE LOTS. Before Seller commences development of any phase set forth on the Phasing Plan, Purchaser shall deliver to Seller a plan which shall depict the location and grading of each Home Type on the lots located in such phase (the "House Location Plan"). Seller shall have the right to disapprove of the House Location Plan in its reasonable discretion, for reasons including but not limited to, the plan is detrimental to the remainder of the Project, requires a zoning variance, or is not in conformance with Seller's overall grading plan. In such event, Seller and Purchaser shall cooperate to generate a mutually acceptable House Location Plan. All references herein to the "House Location Plan" shall be the mutually acceptable plan. Seller shall, in accordance with local government requirements and as required herein, at its own cost and expense, promptly and diligently develop and improve the Property into fully improved and finished building lots by performing the following:

3(a) Grading. Seller shall perform over-lot clearing and rough grading of the Property in accordance with the House Location Plan. Subject to the provisions below regarding controlled fill house pads, Seller shall cut, fill and grade each Lot as necessary for the proper and lawful drainage of such Lot before erection of the Home Type designed for the Lot on the House Location Plan. It is intended that each group of contiguous Lots shall be as compatible as possible with the existing topography of such Lots, within the parameters of customary lot drainage and slope practices and/or regulations. Purchaser and Seller agree to cooperate to assure the accomplishment of the foregoing. Seller will notify Purchaser at such time as grading is completed on any section(s) or phase(s). A "walk through" inspection will be made by a representative of both Purchaser and Seller, and a list of discrepancies, if any, will be prepared. Seller will promptly correct any discrepancies. When part or all of the foundation, at the design elevation of a house sited on a given Lot, cannot be placed at natural grade capable of supporting such foundation, Seller will supply controlled fill house pads with the following dimensions: overall length and width of the building envelope, plus ten feet (10') on each side as measured from the minimum set-back line designated by the applicable governmental authority or as designated in the House Location Plan. Each such fill Lot must have a pad that is certified by a registered engineer who is approved by Purchaser to have adequate load bearing capacity to support a footing/foundation of either standard Purchaser house design and specifications or an engineered footing design approved for use by said engineer. Each such pad shall have clean fill, free of organic matter and other debris. In instances where intermediate or final grading plans require slopes, the pad design and installation shall take into account whether slopes need to benched or otherwise stabilized to ensure an adequate influence zone of foundation bearing in order to meet the above-described load bearing capacity. For eighteen (18) months after a Lot closing and provided the Purchaser or its grading contractor does not "over dig" or "over cut" the foundation for such fill Lot, Seller shall be responsible and liable for failure of the controlled fill house pad, notwithstanding the engineer's certification of same. Any claim that a controlled fill house pad has failed must be made within eighteen (18) months after the Lot settlement. Lots shall be delivered free of rubbish and debris.

3(b) Water and Sewer Mains. Seller shall install water and sewer mains in the street or in the rear of each Lot with laterals to Lot lines and shall clearly mark same. Seller shall use reasonable efforts to place the sanitary sewer lateral at a depth to allow Purchaser to construct gravity flow basement homes on each Lot. With regard to the five lots noted on the Development Plan, Seller shall be responsible for the installation of water and sewer on pipestem (or flag lots) from the main to the flare in the Lot (or to the building restriction line). Purchaser shall pay any allocation, tap or connection fees. Seller shall furnish written evidence of the paid fees, if any, and written evidence that such are transferable from Seller to Purchaser at no cost to Purchaser. Notwithstanding anything herein inconsistent or to the contrary, there shall be no covenants, declarations, easements, liens or encumbrances affecting any of the Lots which will have a priority over subsequent recorded purchase money mortgage liens, or any refinance of same, encumbering the Property until such lien has been legally perfected following default. In the event such a lien or encumbrance is found to exist, Seller will, at Seller's sole expense, promptly cause such lien or encumbrance to be subordinated to any purchase money lien or encumbrance or any refinancing of same.

3(c) Bonds. Seller shall post and maintain all forms of surety bonds as may be required by the applicable governmental authorities for development of the Lots and the drainage facilities contemplated by this Agreement, whether such facilities are on or off the Lots.

3(d) Dedication to Public/Acceptance by Homeowners Association. Seller shall cause all streets, roads, driveways, parking areas and other public and private improvements to be dedicated to public use and accepted for maintenance by the applicable governmental authorities or Homeowners Association, whichever applies, at the earliest practical date. Seller shall not top coat any surfaces prior to Purchaser's completion of home construction in a given section or phase of the Property.

3(e) Rock. In the event that rock is encountered on the Lots by Seller during its grading operation, Seller shall blast and/or excavate rock to cause the finished Lot to conform to the House Location Plan. This will not include any foundation or below finished Lot grading. However, only if contemporaneous with Seller's grading operations, Seller shall blast for foundations and utility trenches upon request by Purchaser. Purchaser shall reimburse Seller within thirty (30) days after receipt of Seller's written demand for the costs of such blasting, provided Purchaser pre-approves such work and costs.

3(f) Infrastructure. Seller shall (a) complete paving of common area streets and common driveways including alleys, (b) construct sidewalks within all common areas, but not on any Lots, (c) construct all curbs and gutters, (d) provide water and sewer distribution systems, (e) install street lighting; and (f) install street signs. Purchaser shall construct sidewalks on all Lots.

3(g) Quality of Work. Seller warrants that all work, materials and improvements performed or to be performed under this Agreement shall be of good and workmanlike quality, free of defects, and compliant with all applicable plans, specifications, specific conditions, and this Agreement, and shall be in accordance with and acceptable under the rules, regulations, laws and ordinances of the applicable governmental authorities. Seller shall use all due diligence and best faith efforts to promptly complete all work and improvements required by Seller under this Agreement. Seller further warrants and guarantees that all such work and material shall remain free from defects for a period of time ending two years after the date of the last settlement on the last Lot purchased by Purchaser pursuant to this Agreement (the "Warranty Period"). Seller agrees to repair any defect to improvements made by Seller pursuant to this Agreement, which manifests itself during the Warranty Period, at its cost and expense immediately after being notified of any such defect by Purchaser. Notification by Purchaser need not be given during the Warranty Period provided the defect involved is covered by the terms of this Subparagraph. Seller shall also repair or replace, at no cost to Purchaser, all work of third parties damaged or destroyed in the process of performing warranty service under the terms of this Subparagraph.

3(h) Green Space, Property Maintenance. In accordance with the County-approved landscaping plan, (i) Seller shall be responsible for landscaping and tree planting in all areas outside the boundaries of the individual Lots, and (ii) Purchaser shall be responsible for landscaping and tree planting in all areas inside the boundaries of the individual Lots. Seller shall use reasonable efforts to install a permanent entry sign including landscaping on or about the date on which Purchaser commences its marketing activities on the Property from either its sales trailer or Model Home, but in no event later than six (6) months following Model Lot purchase. Seller shall maintain the entry sign and surrounding landscaping. Seller shall also be responsible for meeting any state or local requirements for tree conservation or reforestation. Until the establishment of the Homeowners' Association and assumption of obligations by such Homeowners' Association, Seller shall maintain the common areas and all other areas of the Property, including, but not limited to, all areas not subdivided into Lots and all Lots that may be subdivided but not purchased by Purchaser; said maintenance shall include, but not be limited to, mowing the grass. Further, Seller shall be responsible for seeding or sodding, at Seller's election, all portions of the Property which are not subdivided into the Lots, including, but not limited to, grass within cul-de-sacs, traffic circles, boulevard entrances and boulevard medians.

3(i) Amenities. Seller shall be responsible for the construction and installation of all amenities required pursuant to the County-approved development plans for the Property (the "Amenities"). Seller shall deliver to Purchaser, as soon as available, a proposed plan and schedule for the construction of the Amenities (the "Amenity Plan"). Purchaser shall have the right to approve the Amenity Plan and any proposed changes to the Amenity Plan. Seller shall provide Purchaser with recorded and or unrecorded copies of the plans approved by the local jurisdiction with regard to the Amenities. Seller shall commence construction of the pool and clubhouse prior to Purchaser's acquisition of the 150th lot within the Project (under this Agreement and the Related LPAs). Seller shall complete construction of the Amenities located in the constructed phases of the Project within one hundred (100) days after Purchaser's acquisition of the three hundredth (300th) lot within the Project (under this Agreement and the Related LPAs).

3(j) Utilities. Seller shall provide underground telephone, electrical and gas utility lines and cable television adjacent to the Lot lines. Each utility line shall be stubbed to run to the Lot line rather than the street or alley.

3(k) Poor Soil Conditions. When expandable soils, poorly drained soils, soils containing organic materials or trash, or sink holes are encountered on a Lot, Seller shall remove any such material and replace such soils with proper soils suitable to the circumstances, including, and as applicable, for supporting a footing/foundation as described in Subparagraph 3(a) and backfill. Replacement soils must be certified by a registered engineer approved by Purchaser in its reasonable discretion. If any unsuitable soils are encountered on a Lot, Seller shall provide soil engineer's certifications on all building pads impacted by such soils. Seller shall be responsible and liable for failed control fill house pads for eighteen (18) months after a Lot closing as set forth in Subparagraph 3(a) above.

3(l) Hazardous Materials. For purposes of this Agreement, the following terms shall have the definitions set forth below:

"Environmental Requirement" means any law now existing or hereafter created, issued or enacted and all amendments thereto, modifications thereof and substitutions therefor, which in any way pertains to human health, safety or welfare, Hazardous Materials, Hazardous Materials Contamination or the environment (including but not limited to ground, air, water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Resource Conservation and Recovery Act (the Solid Waste Disposal Act), 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.

"Hazardous Materials" means any and all hazardous or toxic substances, wastes or materials which, because of their quantity, concentration, or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard or nuisance to human health, safety or welfare or to the environment when used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled, including without limitation, any substance, waste or material which is or contains asbestos, radon, polychlorinated biphenyls, urea formaldehyde, explosives, radioactive materials or petroleum products.

"Hazardous Materials Contamination" means the contamination of the soil, ground water, air or other elements on, in or constituting a part of, the Property by Hazardous Materials.

Seller and Purchaser agree and acknowledge that the Environmental Study discloses the current environmental condition of the Property. In the event that, within thirty (30) days after Purchaser has completed the excavation of the footings and foundation, Purchaser discovers Hazardous Materials Contamination on such Lot and such Hazardous Materials Contamination was not caused by Purchaser, Purchaser shall deliver written notice to Seller (within such thirty-day period) together with reasonably sufficient supporting evidence. Within thirty (30) days after receipt of such notice, Seller shall elect to do one of the following: (i) use commercially reasonable efforts to remediate the Hazardous Materials Contamination in accordance with all applicable Environmental Requirements, or (ii) repurchase the Lot for the Purchase Price paid by Purchaser, plus the costs of such transaction, plus the costs of any improvements installed on such Lot by Purchaser.

3(m) Seller/Purchaser Responsibility Checklist. Attached hereto as Exhibit G is a list of obligations of Seller and Purchaser with regard to the Property (the "Checklist"). In the event of any discrepancy between the Checklist and this Agreement, the terms and conditions of this Agreement shall control.

3(n) Completion of Work. In the event Seller shall fail to make repairs or to otherwise complete any improvements to the Property (i) relative to storm water management or erosion and sediment control or (ii) which prevent Purchaser from obtaining permits for construction of a dwelling unit on the Lot or affect Purchaser's intended construction on the Lot(s), Purchaser shall have the right (but not the obligation) to make such repairs and to either (i) setoff its reasonable out-of-pocket costs incurred from the Purchase Price of any Lots remaining to be purchased, or (ii) receive reimbursement from Seller for its costs incurred within five (5) days of demand therefor.

3(p) Claims. Seller agrees to indemnify Purchaser from any actual liability, loss or damage to a third person's personal property or personal injury, including reasonable attorneys' fees and related costs and expenses arising out of, or resulting from Seller performing its obligations under this Agreement, except that this indemnification shall not cover the negligence or intentional misconduct of Purchaser or its subcontractors, employees and agents or apply to any violations issued by any governmental authority, which violations shall be governed by said authority. Seller shall maintain in full force and effect liability insurance covering damage to property and persons resulting from or connected with Seller's performance of its obligations under this Agreement.

In order to ensure the fulfillment of the foregoing, and throughout the term of this Agreement, Seller (and all permitted sub-contractors) shall obtain and maintain insurance policies which meet or exceed the following requirements: Seller's policy shall name Purchaser as an "additional insured" for both ongoing and completed operations and shall meet or exceed the following requirements: Commercial General Liability insurance in the minimum amount of One Million Dollars ($1,000,000.00) per occurrence, and Two Million Dollars ($2,000,000.00) in the aggregate, that is (1) written on an occurrence basis, (2) includes contractual liability coverage insuring the obligations assumed by Seller under this Agreement (including, without limitation, the indemnities set forth herein) and referring expressly to this Agreement, premises and operations coverage, broad form property damage coverage (including theft, vandalism and malicious mischief, written at replacement cost value, with replacement cost endorsement), Seller's protective liability coverage, independent contractors coverage, completed and ongoing operations coverage, (3) containing endorsement for personal injury, and (4) deleting the "underground exclusion". Seller's Certificate of Insurance shall be attached hereto as Exhibit H-1.

4.INSPECTION - BONDED IMPROVEMENTS.

4(a) Prior to settlement on any of the Lots pursuant to this Agreement other than the Model Lot, representatives of Seller and Purchaser shall inspect the improvements relating to this Agreement and establish a list of deficiencies in the "Lot Inspection Report" (Exhibit I).

Weather permitting, Seller shall repair all deficiencies (except final paving and any deficiencies resulting from any act or omission of Purchaser, its contractors, employees, sub-contractors and agents) within thirty (30) days of said Lot Inspection Report or complete said deficiencies upon conclusion of Purchaser's house construction in a timely manner to insure issuance of occupancy permits as agreed by and between Purchaser and Seller. Subsequent to settlement, Purchaser shall be responsible for damages to the improvements serving Lot(s) that were caused by Purchaser. Upon completion of home construction activity in each phase of the Project, Purchaser and Seller, upon notification of the other, shall meet to complete the "Lot Completion Report" (Exhibit J) to list all deficiencies for which Purchaser is responsible to repair. Purchaser shall repair all deficiencies listed on the Lot Completion Report within thirty (30) days after notification, weather permitting, at its expense, or at such other time as shall be agreed upon between Purchaser and Seller. In the event Purchaser shall fail to make repairs, then Seller shall make such repairs and receive reimbursement from the Damage Escrow (defined below). If the Damage Escrow is insufficient to pay the reasonable cost of the repairs, Purchaser shall pay such deficiencies to Seller within thirty (30) days after receipt of written demand by Seller. If Purchaser fails to pay any amounts due pursuant to this Paragraph 4, Seller may pursue collection against Purchaser. With regard to any damage, Purchaser's obligations under this Paragraph 4(a) shall cease upon the first to occur of completion of its repairs or reimbursement of Seller's costs, as provided above.

4(b) At the time of settlement on each Lot pursuant to this Agreement, Purchaser will deliver the sum of Five Hundred Dollars ($500.00) per Lot (the "Damage Escrow") to Shulman, Rogers, Gandal, Pordy & Ecker, P.A. 12505 Park Potomac Avenue, 6th Floor, Potomac,  20854, Attention: Sean P. Sherman, Esq. ("Damage Deposit Escrow Agent"), to be used solely for damages to Seller's improvements during Purchaser's construction activities on the Lots as further provided below. At Purchaser's option, the source for payment of the Damage Escrow may be the Deposit Credit allocable to such Lot.

4(c) Purchaser's responsibilities under this Paragraph 4 shall cease upon the first to occur of (i) Purchaser's repair of any and all damage to Seller's improvements caused by Purchaser, its employees, agents or subcontractors, to Seller's satisfaction in accordance with the terms of Paragraph 4(a) or (ii) payment by Purchaser of any amounts due and owing to Seller by Purchaser under this Paragraph 4. Damage Deposit Escrow Agent shall return the Damage Escrow, or any amounts remaining, to Purchaser within ten (10) days after receipt of joint written instructions from Seller and Purchaser, but in no event later than six (6) months after the purchase of the last Lot under this Agreement and all of the Related LPAs.

4(d) In the event of any dispute between Purchaser and Seller regarding the disbursement or disposition of the Damage Escrow, or in the event Damage Deposit Escrow Agent shall receive conflicting demands or instructions with respect thereto, Damage Deposit Escrow Agent shall withhold such disbursement or disposition until otherwise instructed by both of the patties or until directed by a court of competent jurisdiction. Purchaser and Seller hereby jointly and severally agree that, except as provided herein, Damage Deposit Escrow Agent shall incur no liability whatsoever in connection with its performance under this Agreement. Purchaser and Seller hereby jointly and severally release and waive any claims they may have against Damage Deposit Escrow Agent that may result from its performance of its functions under this Agreement. Damage Deposit Escrow Agent shall be liable only for gross negligence or loss or damage caused by any of its officers' or employees' acts of wanton or willful misconduct while performing as Damage Deposit Escrow Agent. Purchaser and Seller acknowledge and consent that Damage Deposit Escrow Agent is Purchaser's attorney and each waive all claims as to an apparent, perceived or actual conflict of interest. Seller and Purchaser each acknowledge and agree that Shulman, Rogers, Gandal, Pordy & Ecker, P.A. shall have the right to represent Purchaser and/or Damage Deposit Escrow Agent in connection with this Agreement, the transaction contemplated hereby, disputes and in any other matter. The parties hereby waive and shall not assert that there exists any conflict of interest arising out of such representation.

4(e) This Agreement will constitute escrow instructions to the Damage Deposit Escrow Agent in its capacity as escrow agent for the purposes of administering the Damage Escrow and as otherwise provided in this Agreement. The parties agree to execute for the benefit of the Escrow Agent such additional escrow instructions as the Damage Deposit Escrow Agent may require; provided, however, that such instructions will be construed as applying only to Escrow Agent's employment as escrow agent and will not alter the terms of this Agreement.

4(f) In the event that the parties shall be unable to agree upon the completion of the items described in Subparagraph 4(a), or upon the defects in such completions, Harris, Smariga, and Associates, Inc. (or its successor, the "Site Engineer") shall resolve any such disputes. If either Seller or Purchaser shall in good faith determine that the Site Engineer is not acting objectively, then such party may require that any disputes be resolved by a court of competent jurisdiction.

5.
DRAINAGE.

5(a) Seller shall cause to be prepared and approved a plan or plans designed to manage (i) construction period erosion and sediment control ("E&S Plan") and (ii) post construction storm water management ("PCSWM Plan"), which approved plan(s) shall comply with all applicable federal, state and local laws and regulations relating to storm water management and control (the "SWM Plans"). Seller shall construct and complete all necessary storm drainage structures, pipes, facilities and sediment control devices related to its land development activities in accordance with the SWM Plans and shall obtain and comply with all federal, state and local permits that are required and regulations related thereto including any National Pollutant Discharge Elimination System Permit or state or local equivalent ("NPDES Permit", together with the SWM Plans, the Clean Water Act and all relevant EPA, state, federal and municipal storm water statutes and regulations with respect to the Property the "Storm Water Regulations"). Seller shall provide a complete set of signed and stamped copies of the SWM Plans and the NPDES Permit for the Property no later than ninety (90) days prior to the first Lot settlement in each phase shown on the Phasing Plan. Seller shall further obtain and record proper instruments establishing easements and rights-of-way needed for off-site storm drainage and other utilities, the same to be unencumbered if so required by the local municipal authority. Seller is responsible for the maintenance of all storm water structures, pipes and all sediment control devices and facilities per the approved, or to be approved, construction drawings. Seller is responsible for the removal of temporary sediment traps or storm water management facilities as required under the SWM Plans and NPDES Permit, whether such facilities are located on or off Lot. Additionally, the responsibility and liability for the retention facilities rests with Seller. Further, Seller shall keep any permits and applications required under the Storm Water Regulations in good standing and current during the term of this Agreement.

5(b) Seller shall grant any and all easements as may be required by Purchaser across, over and through the Property for control of on-site storm water relating to the Lot. Said easements shall be free from liens and shall allow for the construction, maintenance and use of drainage facilities and all uses incidental thereto, including silt ponds, swales and riprap. Purchaser shall have the right to dedicate any and all of said easements to public use and to have same accepted for maintenance by the applicable governmental agencies. Upon request, Seller (and all other parties having an interest in such easement) will join in the dedication and execute such instruments as may be reasonably required to affect same. Said easements may be used by Purchaser, its agents, customers, invitees, designees, successors and assigns. Said provisions shall be set forth in full in the deeds of easement and shall be deemed covenants running with the Lot. Title to said easements and Purchaser's rights therein shall be fully insurable under the same requirements with respect to title as are applicable to the Lots.

5(c) Upon Purchaser's acquisition of a Lot, Purchaser shall be responsible for the installation of on-lot erosion and sediment control facilities pertaining to Purchaser's house construction activities, proper maintenance of such facilities with respect to such Lot and for ensuring compliance with the NPDES Permit insofar as it pertains to such Lot. Purchaser's responsibility for such on lot controls shall continue until final or temporary stabilization of such Lot and Purchaser transfers the Lot to a homebuyer. Purchaser shall be responsible for the removal of on lot erosion and sediment control facilities (specifically excluding temporary traps and storm water management ponds) at the time of stabilization of such Lot.

5(d) Seller represents and warrants that it shall take such necessary actions to comply with the Storm Water Regulations. Seller covenants and agrees to do any and all further acts and to execute, acknowledge, seal and deliver any and all other and further instruments and documents (not otherwise inconsistent herewith) in order to ensure Seller's compliance with the Storm Water Regulations. The parties hereto shall cooperate with each other in every reasonable manner, other than peculiarity, in order to fulfill each party's obligations relative to the Storm Water Regulations.

6.           CONDITIONS PRECEDENT TO SETTLEMENT.

The obligation of Purchaser to purchase any Lot shall be conditioned upon the satisfaction of the following with regard to such Lot, any of which may be waived by Purchaser in its sole and absolute discretion (the "Conditions Precedent"):

6(a) Except for the Model Lot, Seller has completed the improvements described in Paragraph 3 above.

6(b) All conditions of title have been met pursuant to Subparagraph 7(b).

6(c) Seller is not in default of this Agreement.

6(d) The Homeowners Association shall be established and recorded in the land records of the County pursuant to Paragraph 10.

6(e) Seller is in compliance with and has provided Purchaser with copies of the NPDES Permit and SWM Plans pursuant to Subparagraph 5(a).

6(f) The representations and warranties by Seller set forth in this Agreement must be true and correct as of the date of each settlement.

6(g) Seller shall have provided Purchaser with all Conservation Easements (defined below) that have been recorded with regard to the phase in which the Lot is located. "Conservation Easement" means an easement, covenant, restriction, or condition on real property, including an amendment to an easement, covenant, restriction, or condition: (i) Owned by: l. The Maryland Environmental Trust; 2. The Maryland Historical Trust; 3. The Maryland Agricultural Land Preservation Foundation; 4. The Maryland Department of Natural Resources; 5. A county or municipal corporation and is funded by the Maryland Department of Natural Resources, the Rural Legacy Program, or a local agricultural preservation program; or 6. A land trust; or (ii) Required by a permit issued by the Department of the Environment. SEE MD. CODE. ANN., REAL PROP. § 10-705(a)(2).

6(h) To Seller's actual knowledge, the Lots shall be free from Hazardous Materials; provided that this condition shall be deemed to be waived in the event that the existence of Hazardous Materials on a Lot is caused solely by Purchaser.

7.SETTLEMENT, CONVEYANCE AND TITLE, DEPOSIT CREDITS.

7(a) At settlement, Purchaser shall deliver to Seller immediately available funds in the amount of the Purchase Price, less the Deposit Credit, for each Lot being purchased. The amount of the Deposit Credit for each House Type is set f01th on Exhibit B.

7(b) Indefeasible fee simple title to the Lots are to be conveyed hereunder, free of liens, encumbrances, judgments, tenancies, reservations, easements and rights-of-way, subject, however, to the Permitted Exceptions. The "Permitted Exceptions" shall be (i) those matters set forth on Exhibit K which is attached hereto and made a part hereof, (ii) easements, rights-of-way and restrictions required by public utilities and/or the local governmental authority, (iii) other matters requested by or consented to by Purchaser. Title is to be marketable and insurable at standard rates by a recognized title insurance company of Purchaser's choice, licensed to do business in the State of Maryland, without exceptions except as afore said subject only to the Permitted Exceptions. At each settlement, Seller shall deliver such lien waivers as may be reasonably required by Purchaser.

7(c) Examination of title, title insurance, title certificate, preparation of deeds and individual Lot surveys are to be at the sole cost of Purchaser, provided, however, that if, upon examination, title is found to be defective, Seller agrees to reimburse Purchaser for reasonable costs incurred not to exceed One Thousand Two Hundred and No/100 Dollars ($1,200.00) per Lot. Cost of Lot transfer taxes, recordation taxes, filing and recording fees are to be shared equally by Purchaser and Seller. Purchaser shall pay any closing fee imposed by the closing agent. Each party shall pay its own consultants' fees.

7(d) Real Estate Taxes are to be prorated to the date of settlement on a calendar year basis. Any and all other assessments, payments, impositions or other charges with respect to the Lots, including any charges made, or to be made, for any and all public improvements, agricultural roll-back tax and transfer taxes due in connection with the conveyance or deed, whether on-site or off-site, shall not be adjusted at the time of settlement, and shall be borne solely by Seller for work performed by Seller hereunder, including, but not limited to, capital facilities charges and inspection fees. Any sewer or water charges that are placed on a front-foot benefit charge basis and are deferrable to the ultimate purchaser shall not be adjusted at settlement, but shall be assumed by the Purchaser. The parties also shall prorate water and sewer usage invoices as of the settlement date.

7(e) At settlement(s), the Lots being acquired shall be conveyed by Seller to Purchaser or Purchaser's designee by Special Warranty Deed with covenants of further assurances in proper form for recording in the County. Possession of the Lots shall be given to Purchaser, or its agents and assigns, at the time of settlement, free from any parties in possession subject only to the Permitted Exceptions.

7(f) Seller shall pay any agricultural roll-back tax and transfer taxes due in connection with the conveyance or deed under any state, county, township, municipal or local law, regulation or ordinance (or any similar tax or assessment) to the date of conveyance. Purchaser shall be responsible for any roll-back attributed to the period of time after the date of conveyance.

7(g) Prior to any Lot settlements, Seller shall deliver to Purchaser a "Certification of Non-Foreign Status" which meets the requirements of Section 1445 of the Internal Revenue Code and Internal Revenue Regulations for the purpose of informing the transferee that withholding of Federal taxes is not required.

7(h) At each settlement, Seller and Purchaser shall apportion between them all fees allocable to each Lot being purchased as follows: Purchaser shall be responsible for school impact fees, library fees, and water and sewer tap and connection fees, and any other fees typically due at the time of building permit application. Seller shall be responsible for all other fees, including, but not limited to moderately priced dwelling unit fees in lieu, and school construction mitigation fees.

8.
DEFAULT.

8(a) Default by Purchaser. In the event that Purchaser fails to acquire Lots in accordance with the terms and conditions of this Agreement and such failure continues for ten (10) days after the receipt of written notice from Seller, Purchaser shall be deemed to be in default hereunder and Seller may exercise the remedy described below. In the event that Purchaser fails to fulfill any other of its obligations hereunder, then Purchaser shall be deemed to be in default hereunder if such failure continues for fifteen (15) days after receipt of written notice from Seller, or if the failure cannot be cured within fifteen (15) days, then a reasonable period of time not to exceed an additional thirty (30) days provided Purchaser diligently and continuously pursues such cure. Either of the foregoing shall be referred to herein as a "Purchaser Default".

8(b) Seller's Remedy. In the event of a Purchaser Default, Seller's sole and exclusive right and remedy shall be to retain the Deposit as full, fixed and liquidated damages, not as a penalty, whereupon this Agreement shall terminate. Thereafter, Purchaser and Seller shall be relieved of further liability hereunder, at law or in equity, it being the agreement of the parties that Purchaser shall have no liability or obligation for default hereunder or otherwise arising out of the transaction contemplated herein except to the extent of the Deposit made herein, and in no event shall Purchaser’s liability or responsibility for any failure, breach or default hereunder or otherwise arising out of the transaction contemplated herein exceed the Deposit, and in no event shall Seller be entitled to specific performance of this Agreement, or any other equitable remedies. Notwithstanding the foregoing, Purchaser's indemnity obligations provided for in Subparagraph 10(b) (for construction related activities) shall not be subject to the limitations provided above, rather Seller shall have the right, after Purchaser's failure to cure as provided in above, as its sole and exclusive remedy, to enforce such indemnifications in the court of law permitted under this Agreement.

8(c) Default by Seller. In the event that Seller fails to fulfill any of its obligations hereunder, then Seller shall be deemed to be in default hereunder if such failure continues for fifteen (15) days after receipt of written notice from Purchaser, or if the failure cannot be cured within fifteen (15) days, then a reasonable period of time not to exceed an additional thirty (30) days provided Seller diligently and continuously pursues such cure. The foregoing shall be referred to herein as a "Seller Default".

8(d) Purchaser's Remedies. In the event of a Seller Default, Purchaser may (i) terminate this Agreement and receive a refund of the remainder of the Deposit that has not been applied toward Lots acquired by Purchaser, or (ii) seek specific performance of Seller's obligations hereunder, provided that, if specific performance is not available to Purchaser because Seller has conveyed fee simple title to the Property or any portion thereof, Purchaser shall be entitled to all rights and remedies available at law or in equity. So long as Purchaser is not in default of this Agreement beyond any and all applicable cure periods, Purchaser shall be entitled to seek injunctive relief to prevent Seller from conveying or agreeing to convey fee simple title to the Property or any portion thereof. The parties agree that this provision shall not be effective in connection with Seller's dedication of any portion of the Property to governmental or quasi-governmental entities required as part of the development process.

9. SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

Seller hereby represents, warrants and covenants to Purchaser that:

9(a) Seller's execution of this Agreement will not violate any other third party's contract entitlements and no other person or entity claims, has claimed and/or could justifiably claim any retained rights in the Property under an earlier-in-time purchase contract.

9(b) All contractors, subcontractors, laborers and materialmen performing work upon, or furnishing labor or materials to improve or benefit, the Lots at Seller's request will be paid in full by Seller before any applicable Lot settlement. Seller will execute the necessary affidavits and indemnification agreements required by the Purchaser's title insurance company or closing agent to eliminate from its owner's title policies any exceptions to unfiled mechanics' liens.

9(c) All necessary dedications to public use with respect to the Lots shown or implied from the subdivision plats or otherwise will be made to the applicable governmental authorities, and Purchaser will incur no legal liability or expense whatsoever with respect to any such dedications.

9(d) Seller will, during the term of this Agreement, keep any mortgage(s) against the Property current and not in default, and pay taxes, other public charges and/or any other assessments against the Property.

9(f) So long as Purchaser has paid all required fees and delivered all required materials, Seller has done nothing to prevent Purchaser from obtaining building, plumbing connection, and other permits required for the erection of residences on each Lot, and has done nothing to prevent Purchaser from obtaining use and occupancy permits for finished residences on previously settled Lots.

9(g) Seller represents and warrants to Purchaser that Seller is a limited liability company, duly organized and validly existing, licensed under the laws of the State of Maryland, and qualified to do business in the State of Maryland, in good standing, and that Seller has the authority to execute and perform this Agreement. Copies of resolutions shall be provided to Purchaser upon request.

9 (h) In addition to any other warranty made in connection with this Agreement, Seller represents and warrants as of the date of each Lot settlement that (i) Seller owns the Lot to be sold by it under this Agreement, in fee simple,; (ii) such Lot is subject only to the Permitted Exceptions; (iii) such Lot is stable, graded pursuant to this Agreement, and otherwise is suitable for the construction of a residential structure by customary means and without extraordinary site preparation measures; (iv) all of the streets, sewers, water lines and utility facilities installed by Seller or its subcontractors or agents are in compliance with the applicable requirements of law, of good quality and suitable for their intended purpose; (v) the Lot, as laid out by Seller, are in compliance with the applicable zoning and subdivision requirements; (vi) none of the development site preparation and construction work performed by Seller hereunder concentrates or diverts surface water or percolating water improperly onto any of the Lots or surrounding property; (vii) no person has any contract or other right to the use of any portion of the Lots or to the furnishing or use of any facility or amenity on, or relating to, the Lots; and (viii) it has done nothing to introduce any Hazardous Materials onto the Property and to the best of Seller's knowledge, no Hazardous Materials exist on the Property or affect the Property.

Notwithstanding that certain Seller's representations and warranties contained in this Paragraph 9 may be limited to the extent of Seller's knowledge of the facts stated therein, a condition precedent to Purchaser's obligation to close hereunder shall not be so limited, and the satisfaction of said condition shall depend upon the actual correctness as of the time of closing and post-closing of the facts stated in all such representations and warranties.

10. PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

10(a) Purchaser hereby represents, warrants and covenants to Seller that Purchaser is a duly organized and validly existing corporation under the laws of the Commonwealth of Virginia, qualified to do business in the State of Maryland; that Purchaser has the power to execute and perform this Agreement; that all necessary consents and approvals from Purchaser have been obtained; and that the persons executing this Agreement on behalf of Purchaser are duly empowered to bind Purchaser to perform its obligations hereunder.

10(b) Purchaser agrees to indemnify Seller from any actual liability, loss or damage to a third person's personal property or personal injury, including reasonable attorneys’ fees and related costs and expenses arising out of, or resulting from Purchaser performing its construction activities under this Agreement, except that this indemnification shall not cover the negligence of the Seller or its subcontractors, employees and agents or apply to any violations issued by any governmental authority, which violations shall be governed by said authority.  Purchaser shall maintain in full force and effect liability insurance covering damage to property and persons resulting from or connected with such activity which meet or exceed the following requirements:

Commercial General Liability insurance in the minimum amount of One Million Dollars ($1,000,000.00) per occurrence, and Two Million Dollars ($2,000,000.00) in the aggregate, that is (1) written on an occurrence basis, (2) includes contractual liability coverage insuring the obligations assumed by Purchaser under this Agreement (including, without limitation, the indemnities set forth herein) and referring expressly to this Agreement, premises and operations coverage, broad form property damage coverage (including theft, vandalism and malicious mischief, written at replacement cost value, with replacement cost endorsement), Purchaser's protective liability coverage, independent contractors coverage, completed and ongoing operations coverage, (3) containing endorsement for personal injury, and (4) deleting the "underground" exclusion. A certificate evidencing such insurance is attached hereto as Exhibit H-2.

11. HOMEOWNERS ASSOCIATION.

11(a) Seller shall prepare, at Seller's expense, such protective covenants and declarations as required by Purchaser and shall record the same in the Land Records of the County. Seller shall form a homeowners association (the "Homeowners Association") for the Property. Seller shall subject all of the Property to a declaration of covenants, conditions and restrictions (the "CC&Rs"), under which Seller shall serve as the "Declarant" and the architectural review committee, and shall deliver to Purchaser copies of the CC&Rs, bylaws, articles of incorporation, budget and any other documents required by law to establish the Homeowners' Association (collectively, the "Organizational Documents"). All Organizational Documents shall comply with applicable FHA/VA regulations. Purchaser shall have the opportunity to approve the Organizational Documents and upon request by Purchaser, Seller shall promptly make any reasonable changes thereto. The CC&Rs shall provide that Purchaser shall not pay any assessments and further that Seller shall solely fund any deficit of the Homeowners Association. In no event shall Purchaser be required to pay any capital contribution.

11(b) Seller shall, at Seller's sole expense, be responsible for the proper annexation of any Lots purchased pursuant to this Agreement into the Homeowners Association and to subject any Lots purchased hereunder to any protective covenants and declarations requested by Purchaser pursuant to this Agreement.

11(c) Seller, through its designees, shall administer the affairs of the Homeowners Association until such time as control is assumed by the individual members of the Homeowners Association who have purchased dwelling units from Purchaser. Seller shall employ a professional management company for budget, preparation and management of the Homeowners Association; said management company shall be reasonably acceptable to Purchaser. Seller shall be responsible for the maintenance of the cluster common area until such time as maintenance is assumed by the Homeowners Association.

11(d) Seller shall convey to the Homeowners Association the common areas, which are not subdivided into Lots, free from any Hazardous Materials or environmental contamination of any kind. The conveyance shall be subject to rights of ingress and egress and common usage of each Lot owner in the Homeowners Association's common area. Purchaser agrees that each Lot purchased will be required to become a member of the Homeowners Association. Seller shall bear the cost of preparing and recording the deed conveying the common area(s) to the Homeowners Association.

11(e) If required, Seller shall grant and convey, by special warranty deed to the Homeowners Association, the common areas set forth on the subdivision plat(s) to be recorded among the Land Records of the County, not later than one year after recordation of a subdivision plat which includes such common areas. Furthermore, at the time of the first conveyance to Purchaser, the common area(s) as shown on the subdivision plat(s) shall be free and clear of any mortgages, deeds of trust, judgment liens or similar liens or encumbrances.

11(f) Seller agrees to cooperate with Purchaser in the preparation of an FHA/VA Application. Seller further agrees to implement changes (to the extent that such changes do not affect the economics of the Seller's project) to subdivision plans and documents at the Seller's expense, if required, to gain FHA/VA approval; provided, however, that the plans or plats already approved by the local governmental authorities shall not be subject to redesign and resubmission of approval. The time required for obtaining said FHA/VA approval shall not defer the Lot purchase schedule contained herein.

11(g) Seller acknowledges that Purchaser is required to furnish to its new home purchasers of Lots certain information as required by the Maryland Homeowners Association Act in order to enter into binding contracts with such buyers. Seller agrees to furnish to Purchaser, prior to the date on which Purchaser opens sales within the project, with final, signed and complete copies of the Organizational Documents, Rules and Regulations and a set of recorded subdivision plats for the Property. In the event that final copies are not available, Seller agrees to furnish draft copies, which draft copies will be replaced by final, executed and recorded copies as soon as they are available. As well Seller shall provide copies of any amendments to the Organizational Documents concurrently with any such amendment. Seller shall also obtain Purchaser's consent in the event any modifications are contemplated to the amenities or other facilities within the Property or affect Purchaser's or Purchaser's homebuyers monetary obligations, such consent not to be unreasonably withheld. The parties acknowledge that Seller's performance of this obligation is important to Purchaser's ability to market and sell Lots. In the event that, at the time of the first settlement hereunder, such materials have not been furnished to Purchaser, the date of such settlement shall be delayed until Purchaser is in receipt of such materials.

12. MISCELLANEOUS.

12(a) Seller and Purchaser warrant that they have made no commitments of any kind regarding brokerage fees, finder's fees or commissions relative to this Agreement which could incur liability to either party hereto. Seller and Purchaser agree to indemnify and hold each other harmless from any and all liability, loss or damage, including reasonable attorneys' fees and related costs and expenses arising out of, or resulting from, any and all brokerage claims that may be made against Seller or Purchaser or their successors or assigns arising from this Agreement.

12(b) Purchaser shall be responsible for the removal within a reasonable time period of dirt, mud, and debris only from the streets fronting the Lots where dwellings are under construction by Purchaser or where Purchaser, its agents or contractors have deposited any such material. Seller shall be responsible for performing those tasks and snow removal on all streets until public dedication or acceptance by the applicable Homeowners Association thereof. The terms “streets" and "roads" shall mean all streets and roads shown on the Record Plat, as well as any access roads connecting those roads shown on the subdivision plats to any other road, highway or thoroughfare.

12(c) All notices hereunder shall be in writing, and be deemed to have been received (i) immediately upon personal delivery or confirmed fax receipt, (ii) one (1) business day after being sent by confirmed overnight mail, (iii) three (3) days after mailing, if mailed by certified mail, return receipt requested, postage prepaid, or (iv) immediately upon delivery by electronic mail with active confirmed receipt, provided that such active confirmed receipt is not required for Purchaser's notice of termination during the Study Period:

If to Purchaser: NVR, Inc. 656 Quince Orchard Road, Suite 500 Gaithersburg, 20878 Attn: T. Kent LaMotta and Matt Beck Fax: 240-912-3281 Email: klamotta@nvrinc.com and mbeck@nvrinc.com with a copy to:	If to Seller: MacKenzie Equity Partners 312 3rd Street Suite 102 Annapolis, MD 21403 Attn: Charles W. S. MacKenzie Fax: 410-832-2937 Email: cmackenzie@mackenzieequity.com with a copy to:

NVR, Inc.
4991 New Design Road, Suite 105
Frederick, 21703
Attn: David J. Peterson Fax: 240-566-1038
Email: dpeterso@nvrinc.com
NVR, INC.
656 Quince Orchard Road, Suite 500
Gaithersburg, MD 20878
Attn: John McConnell and Jessica Falleroni
Facsimile No.: 240-912-3281
Email: jmcconne@nvrinc.com and jfalleron@nvrinc.com
and:
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac, Sixth Floor
Potomac, MD 20854
Attn: Lawrence M. Kramer and Sean P.
Sherman
Fax: 301-230-2891
Email: nvr@shulmanrogers.com

MacKenzie Communities
2328 West Joppa Road
Suite 200
Lutherville, MD 21093
Attn: Robert J. Aumiller, Jr.
Fax: 401-427-0429
Email: RJAumiller@MacKenzieCommercial.com and
DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, MD 21209
Attn: Pamela McDade Johnson, Esq.
Fax: 410-580-3819
Email: pam.johnson@dlapiper.com

The parties hereto shall be responsible for notifying each other of any change of address or facsimile number in accordance with this Subparagraph 11 (c).

12(d) Purchaser shall have the right to review and approve or disapprove (not to be unreasonably withheld, conditioned or delayed) any and all changes made to the proposed, submitted and/or approved development documents, including, but not limited to, plans, designs and drawings, including site plans, construction (all types), landscape improvements (trees, shrubs, fences and walls) and covenants, restrictions and easements of record. The parties agree that any revised Lot configuration and/or change in the Lot yield arising from any such revised development documents shall, if modifying the anticipated Record Plat, constitute the Lots that are the subject of this Agreement. Seller shall meet and confer with Purchaser on a regular basis to review the anticipated schedule and sequence of development of the Property.

12(e) If any term, covenant or condition of this Agreement, or the application thereof to any party or circumstance, shall be invalid or unenforceable, this Agreement shall not be affected thereby, and each term shall be valid and enforceable to the fullest extent permitted by law.

12(f) Any date specified in this Agreement which is a Saturday, Sunday or legal holiday shall be extended to the first regular business day after such date, which is not a Saturday, Sunday or legal holiday in the State of Maryland.

12(g) This Agreement and the Exhibits which are attached hereto contain the final and entire agreement between the parties hereto. The recitals set forth in the beginning of this Agreement are incorporated herein as if restated in full. No change or modification of this Agreement, or any waiver of the provisions hereof, shall be valid unless the same is in writing and signed by the parties hereto. Waiver from time to time of any provision hereunder will not be deemed to be a full waiver of such provision, or a waiver of any other provisions hereunder. The terms of this Agreement are mutually agreed to be clear and unambiguous, shall be considered the workmanship of all of the patties and shall not be construed against the drafting party.

12(h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Titles to Paragraphs and Subparagraphs are for convenience only, and are not intended to limit or expand the covenants and obligations expressed thereunder.

12(i) It is the intention of the parties hereto that all questions with respect to the construction of this Agreement, and the rights or liabilities of the parties hereunder, shall be determined in accordance with the laws of the jurisdiction in which the Property is located, without regard to conflict of law rules. Time is hereby declared to be of the essence in the performance of each of Seller's obligations hereunder. In the event of any dispute or controversy arising out of or relating to this Agreement or the patties' compliance therewith, it is agreed that the exclusive forum for determination of any and all such disputes or controversies shall be the appropriate trial court for the jurisdiction in which the Property is located. THE PARTIES WAIVE THEIR RESPECTIVE RIGHTS OF TRIAL BY JURY.

12(j) This Agreement shall be binding upon the parties hereto and each of their respective heirs, executors, administrators, successors and assigns. All of the provisions of this Agreement and the obligations of the parties shall survive each settlement and the execution and delivery of the deed(s) executed hereunder, and shall not be merged therein.

13. ATTORNEYS' FEES. In addition to any other relief to which a party may be entitled under this Agreement, the prevailing party in any action shall be entitled to recover its attorneys' fees and costs incurred in regard to a dispute or controversy.

14. ASSIGNMENT. Neither party may assign its rights or obligations under this Agreement. Seller may not sell a majority of its ownership interests without the Purchaser's prior written consent.

15. RULE AGAINST PERPETUITIES. To avoid the rule against perpetuities, all of the obligations of the parties shall be fully performed no later than twenty-one (21) years from the Effective Date.

16. FORCE MAJEURE. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of labor difficulties, inability to procure materials, restrictive governmental laws or regulations, insurrection, war, acts of God, acts of terrorism, or other reason of like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Agreement then performance of such act shall be excused for the period of the delay, and thereafter the period for the performance of any such act shall be extended for the lesser of (i) a period equivalent to the period of such delay, or (ii) twenty four (24) months. Beginning with the expiration of the extension period, if the required performance remains unperformed, Purchaser may either waive said performance in writing, or Purchaser may at its option either continue to wait out Seller's performance or declare this Agreement null and void and in such event the Deposit shall be returned to Purchaser within ten (10) days and there shall be no further liability on the part of either party to the other except as to Lots already settled.

17. NO CROSS DEFAULT. The parties affirm that a default by either party in this Agreement shall not constitute a default under the Related LPAs.

18. EXHIBITS. This Agreement governs the parties rights and obligations with regard to the Lots for the Home Type which is denoted under the title of this Agreement on page one. Many of the Exhibits to this Agreement include information with regard to all of the Home Types. The same exhibits are attached to the Related LPAs. For purposes of this Agreement, the information that relates to the Home Type specified on page one shall govern.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

WITNESS, the following signatures and seals.

WITNESS:	SELLER:
SeD Maryland Development, LLC

_________________________	By: _____________________
Name: _________________
Title: __________________
Date: _________________

                     [SIGNATURES CONTINUED ON NEXT PAGE]

WITNESS: _____________________	PURCHESER: NVR, INC By: ____________________ Name: T. Kent LaMotta Title: Vice President of Operations Date: __________________

WITNESS:
_____________________	By: ____________________ Name: Matt Beck Title: Vice President of Operations Date: __________________

WITNESS:
_____________________	By: _____________________ Name: David Greminger Title: Regional Manager Date: ___________________

LIST OF EXHIBITS

A-1
Legal Description of the Project

A-2
Development Plan for the Project

B
Home Types, Purchase Prices, Deposits, Deposit Credits

C
Assignment Agreement

D
Description of Lots Subject to this Agreement

E
Phasing Plan

F
Form of Deed of Trust

G
Responsibility Checklist

H-1
Seller Certificate of Insurance

H-2
Purchaser Certificate of Insurance

I
Lot Inspection Report

J
Lot Completion Report

K
List of Title Exceptions

RESTATEMENT AND REINSTATEMENT OF AND FIRST AMENDMENT TO LOT PURCHASE AGREEMENT

BALLENGER RUN

THIS RESTATEMENT AND REINSTATEMENT OF AND FIRST AMENDMENT TO LOT PURCHASE AGREEMENT ("First Amendment") is made this day of

2015 by and between SeD Maryland Development, LLC ("Seller") and NVR, Inc. d/b/a Ryan Homes ("Purchaser").

WHEREAS, Seller and Purchaser entered into a Lot Purchase Agreement dated December 10, 2014 (the "Agreement") whereby Seller agreed to sell and Purchaser agreed to purchase eighty-five (85) single family Lots located in Frederick County, Maryland and as more  particularly described in the Agreement; and

WHEREAS, the parties now wish to restate and reinstate the Agreement and to otherwise amend certain terms and conditions, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

l.            Recitals and Controlling Terms. The foregoing Recitals are hereby incorporated  by reference as if fully restated. All capitalized terms used herein which are not specifically defined shall have the meanings provided in the Agreement. From and after the First Amendment Date (as hereinafter defined), references to the Agreement shall refer to the Agreement as amended by this First Amendment.

2.           Reinstatement. The Agreement, a copy of which is attached hereto as Exhibit

"A", and incorporated by reference as if fully restated, is reinstated. Accordingly, Subparagraph I (a) of the Agreement is hereby deleted in its entirety. The Effective Date of the Agreement  shall be this First Amendment Date.

3.            Contingency. Recital B of the Agreement is hereby amended to reflect that the Agreement and this First Amendment are contingent upon Purchaser and Contract Seller entering into a Second Amendment to the Raw Land Contract reinstating the Raw Land Contract and  thereby satisfying the Contingency contemporaneously with the execution of this First Amendment. The reference to a specific date for the Contingency to be satisfied is hereby deleted.

4. Deposit. Exhibit "B" of the Agreement is hereby deleted in its entirety and replaced with the attached Exhibit Subparagraph 2(i) of the Agreement is hereby deleted in its entirety and with the following:

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"2(i) With regard to this Agreement and the Related LPAs, the total sum of Five Million Six Hundred Thousand and No/100 Dollars ($5,600,000.00) as a good-faith deposit (the "Deposit") will be delivered by Purchaser in accordance with the terms of this Agreement, as follows:

(i)
Seller is providing Purchaser with a Four Hundred Thirty Four Thousand One Hundred Fourteen Dollars ($434,114.00) credit, which shall be applied as a portion of the Deposit hereunder, as reimbursement for Purchaser's due diligence costs incurred to date.

(ii)
in accordance with the Assignment Agreement, Purchaser shall deliver One Million Five Hundred Thousand Dollars ($1,500,000.00) to  Commonwealth Land Title Insurance Company ("Commonwealth") by 5:00 P.M. Eastern Standard Time on January 12, 2015, Commonwealth  shall deliver such One Million Five Hundred Thousand Dollars ($1,500,000.00) to the Contract Seller under the Raw Contract thereunder,  and such One Million Five Hundred Thousand Dollars ($1,500,00.00) shall be applied as a portion of the Deposit hereunder; and

(iii)
Purchaser shall deliver Three Million Six Hundred Sixty Five Thousand Eight Hundred Eighty Six Dollars ($3,665,886.00) to the closing agent  which will handle Seller's acquisition of the Project no later than two business days before the closing under the Raw Land Contract, but in no event prior to Purchaser's receipt and approval of Seller's Certificate of Insurance in accordance with Subparagraph 3(p) below, and such Three Million Six Hundred Sixty Five Thousand Eight Hundred Eighty Six Dollars ($3,665,886.00) shall be applied as a portion of the Deposit  hereunder.

The Deposit shall be returned to Purchaser in the form of a credit toward the Purchase Price payable for each Lot at the time of each settlement (the "Deposit Credit"). Exhibit "B"  sets forth the allocation of the Deposit and Deposit Credits among all of the lots subject to this Agreement and the Related LPAs. Notwithstanding anything herein to the contrary, in the event of an uncured default by Purchaser beyond any applicable cure  periods, it is the intent of the parties that, Seller shall only be entitled to the portion of the  Deposit allocated to this particular Agreement as liquidated damages in accordance with Subparagraph 8(b)."

5. Phasing Plan. Exhibit "E" of the Agreement is hereby deleted and replaced with Phasing Plan attached hereto as Exhibit “E”.

6. Notices. Subparagraph 12(c) of the Agreement is hereby amended by deleting the notices to Seller in their entirety and replacing them with the following in lieu thereof:

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Inter-American Development, LLC
312 3rd Street
Suite 102
Annapolis, MD 21403
Attn: Charles W. S. MacKenzie
Fax: 410-832-2937
Email: cmackenzie@mackenzieequity.com

Inter-American Management, LLC
Hampden Square, 4800 Montgomery Lane
Suite 450
Bethesda, MD 20814
Attn: Jeff Busch
Email: jeff@185hk.com

Singapore eDevelopment Limited
24/F, Wyndham Place,
40-44 Wyndham Street, Central Hong Kong
Attn: Chan Heng Fai
Email: fai@185hk.com

Singapore eDevelopment Limited
9 Temasek Boulevard #09-02A,
Suntec Tower 2, Singapore 038989
Attn: Chew Sien Lup
Email: sienlup@sed.com.sg

Inter-American Development, LLC
7 Temasek Boulevard #43-03A,
Suntec Tower l, Singapore 038987
Attn: Chan Tung Moe
Email: moe@185hk.com

DLA Piper LLP (US) 6225 Smith Avenue
Baltimore, MD 21209
Attn: Pamela McDade Johnson, Esq.
Fax: 410-580-3819
Email: pam.johnson@dlapiper.com"

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7. Contingency. This First Amendment is contingent on the parties entering into the  Restatement and Reinstatement of and First Amendment to Assignment and Assumption Agreement and the Second Amendment to Assignable Real Estate Sales Contract by and between Assignor and RBG Family, LLC contemporaneously herewith (the "Current Contingency"), In the event the Current Contingency is not met, this First Amendment shall be null and void.

8. Counterpart Copies. This First Amendment may be executed in any number of  counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy hereof.

9.            Entire Agreement, Ratification and Reconciliation. The Agreement (including the Exhibits) and this First Amendment contain the final and entire agreement between the parties with respect to the sale and purchase of the Lots, and are intended to be an integration of all prior negotiations and understandings. Except as modified in this First Amendment, the Agreement is  hereby ratified and remains in full force and effect. The terms and provisions of this First Amendment shall be reconciled with the terms and provisions of the Agreement to the fullest extent reasonably possible; provided, however, in the event of any irreconcilable conflict between any term or provision of this First Amendment and any term or provision of the Agreement, such term or provision of this First Amendment shall control.

10.            First Amendment Date. This First Amendment shall become effective on the date last signed (the "First Amendment Date"). In addition, this First Amendment and any waiver  or modification hereto will only be effective if signed by the Area President of Purchaser or its  designee, Vice President of Operations, and at least two (2) other officers of Purchaser.

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IN WITNESS WHEREOF, the parties have set their hands and seals as of the date written below each signature.

WITNESS:	SELLER:

SeD Maryland Development, LLC

By: Name: Title: Date:

[SIGNATURES CONTINUED ON NEXT PAGE]

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PURCHASER:

WITNESS:	NVR, INC.

By: _________________________________ Name: T. Kent LaMotta Title: Vice President of Operations Date: _______________________________

WITNESS:

By:__________________________________ Name: Matt Beck Title: Regional Vice President of Land Date:________________________________

WITNESS:

By: _________________________________ Name: David J. Peterson Title: Vice President and Division Manager Date: _____________________________

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SECOND AMENDMENT TO LOT PURCHASE AGREEMENT

BALLENGER RUN

THIS SECOND AMENDMENT TO LOT PURCHASE AGREEMENT ("Second Amendment") is made this ___ day of ________2017, by and between SeD Maryland Development, LLC ("Seller") and NVR, Inc. d/b/a Ryan Homes ("Purchaser").

WHEREAS, Seller and Purchaser entered into a Lot Purchase Agreement dated December 10, 2014, and that certain First Amendment to Lot Purchase Agreement dated January 9, 2015 (collectively, the "Agreement"), whereby Seller agreed to sell and Purchaser agreed to purchase eighty-five (85) single family Lots located in Frederick County, Maryland, all as more particularly described in the Agreement; and

WHEREAS, the parties have agreed to amend the Agreement by assigning the cost of mailbox installation, adding front foot benefit charge provisions, changing the Completion Notice deadline, substituting the phasing plan exhibit, and to otherwise amended certain terms  and conditions, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable  consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as  follows:

1     Recitals and Controlling Terms. The foregoing Recitals are hereby incorporated by reference as if fully restated. All capitalized terms used herein which are not specifically defined shall have the meanings provided in the Agreement From and after the Second Amendment Date (as hereinafter defined), references to the Agreement shall refer to the Agreement as amended by this Second Amendment.

2. Phasing Plan. Exhibit "E" of the Agreement is hereby deleted and replaced with Phasing Plan attached hereto as Exhibit

3. Mailbox. The Agreement is hereby amended to reflect that the postmaster has required cluster mailboxes to be installed at the community. Purchaser and Seller hereby agree to share equally in the costs of the cluster mailboxes, including the costs of installation for same.

1

4. Front Foot Benefit Charges. Purchaser acknowledges that Seller has the option to establish front foot benefits charges by encumbering the Lots with a Declaration of Water and Sewer Charges (the "Declaration") to be imposed on homeowners related for the development of the Property. Seller hereby agrees that any such front foot benefit charge shall not last for more than thirty (30) years and shall not exceed Four Hundred Fifty Dollars ($450) per year for each SFD Large Lot, Four Hundred Fifty Dollars ($450) per year for each SFD Small Lot, Four Hundred Twenty Five Dollars ($425) per year for each SFD Neo-traditional Lot, Three Hundred  Seventy Five Dollars ($375) per year for each SFA Villa Lot, and Three Hundred Twenty Five Dollars ($325) per year for each SFA Townhouse Lot (the "Water and Sewer Charges") In the event the front foot benefit is established, Seller agrees (i) to credit Purchaser with an amount equal to one year’s assessment at each Lot settlement, and (ii) that Subparagraph 2(h) shall be automatically amended to reflect that the escalation of the Purchase Price shall commence on the first (1st) day of the fourth (4th) quarter.

Concurrently upon recordation of the Declaration, Seller will provide Purchaser with a document entitled "Notice to Purchaser of Deferred Water and Sewer Charges" that discloses the Water and Sewer Charges to purchasers of Lots from Purchaser (the "Notice to Buyer"). The Notice to Buyer will be attached to and made part of this Agreement as Exhibit "L". Purchaser agrees to incorporate the Notice to Buyer into each contract with a purchaser of a Lot from Purchaser (each, an "Initial Lot Purchaser") and to return an original Notice to Buyer executed by each Initial Lot Purchaser to Seller within 30 days after settlement on the Lot with the Initial Lot Purchaser.

The failure of Purchaser to obtain an executed Notice to Buyer and timely provide a copy of executed Notice to Buyer to the Seller in accordance with this Agreement from any person who purchases a Lot from Purchaser shall obligate Purchaser to at a maximum pay the Water and Sewer charges for such Lot. Seller agrees that the foregoing shall not be effective unless and until Seller timely provides Purchaser with the Notice to Buyer. Seller shall indemnify and hold harmless Purchaser for any claims arising from Seller's failure to provide the Notice to Buyer.

5. Completion Notice. Subparagraph 2(c) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

2(c) Seller shall deliver written notice to Purchaser (the "Completion Notice") to advise Purchaser that Lots are available for purchase (the "Available Lots") and the Conditions Precedent (defined below) for such Lots are fulfilled. The first Completion Notice delivered by Seller after the Model Lot Closing Date may be referred to herein as the "Initial Completion Notice" and shall be delivered on or before June 30, 2017. Each Completion Notice shall identify the location of the Available Lots and Purchaser may select which of the Available Lots that it will purchase. The total number of Available Lots at any time under this Agreement and the Related LPAs shall be twenty-four (24) lots and shall consist of Lots for one or more of the Home Types under this Agreement and the Related LPAs. Commencing on the first (1st) day of the second quarter and continuing thereafter, in the event that a particular Home Type is not an Available Lot, then Purchaser's purchase obligation for that particular Home Type shall be deferred the same number of days until that Home Type is an Available Lot, If the delay in providing that Home Type as an Available Lot exceeds sixty (60) days, then Purchaser's purchase obligation for that particular Home Type shall be deferred the same number of days until that Home Type is an Available Lot plus an additional forty-five (45) days. In the event that Seller does not meet the Available Lots requirement of twenty-four (24) lots, Purchaser shall deliver written notice to Seller and:

2

(i) So long as Seller is, and before the date of Purchaser's notice was, diligently pursuing the fulfillment of its obligations hereunder in order to create Available Lots, Seller shall be entitled additional time to prepare the Lots for purchase. In no event shall the additional time be more than six (6) months. Purchaser may elect to defer the Lot purchase schedule and any escalation of the Purchase Price by the same number of days until Seller meets the Available Lots requirement. The parties agree to document the commencement and termination of such additional time period and the effect upon the purchase schedule and Purchase Price escalation. Notwithstanding the foregoing, in the event that Seller fails to complete the work necessary for the Initial Completion Notice to be issued on or before June 30, 2017, the terms and conditions of Paragraph 8, regarding Seller default, shall control and the six (6) month extension in this Subparagraph 2(c)(i) shall not apply.

(ii) In the event that Seller is not, or before the date of Purchaser's notice was not, diligently pursuing the fulfillment of its obligations hereunder in order to create Available Lots, or in the event that Seller does not meet the Available Lots requirement within the six (6) months described in Subparagraph 2(c)(i) above, the terms and conditions of Paragraph 8, regarding Seller default, shall control.

6, Responsibility Checklist. Exhibit "G" of the Agreement is hereby deleted and replaced with the Responsibility Checklist attached hereto as Exhibit "G".

7. Notices. Subparagraph 20(b) of the Agreement is amended to reflect that the notices to Purchaser are deleted in their entirety replaced with the following in lieu thereof:

"If to Purchaser:
NVR, INC.
656 Quince Orchard Road, Suite 500
Gaithersburg, MD 20878
Attn: Matt Beck and John McConnell Facsimile: 240-912-3281

NVR, INC.
4991 New Design Road, Suite 105
Frederick, 21703
Attn: Ryan Borleis
Facsimile: 240-566-1038

Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac, Sixth Floor
Potomac, MD 20854
Attn: Lawrence M. Kramer and Sean P. Sherman
Facsimile: 301-230-2891

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If to Seller:

SeD Maryland Development, LLC
C/O MacKenzie Equity Partners
312 3rd Street
Suite 102
Annapolis, MD 21403
Attn: Charles W.S. MacKenzie
Fax: 410-832-2937
Email: cmackenzie@mackenzieequity.com

MacKenzie Communities, LLC
2328 W. Joppa Road, Ste. 200
Lutherville, MD 21093
Attn.: Robb Aumiller
Facsimile: 410-427-0429
Linowes & Blocher
31 West Patrick Street, Suite 130
Frederick, MD 21701 Attn: Bruce Dean Facsimile:301-694-2754

SeD Development Management, LLC c/o
SeD Maryland Development, LLC 4800
Montgomery Lane, Suite 210
Bethesda, MD 20814
Attn: Charles W.S. MacKenzie
Facsimile: 443-482-3993

SeD Ballenger, LLC c/o Singapore
eDevelop1nent Limited 9 Temasek
Boulevard #09-02A
Suntec Tower 2
Singapore 038989
Attn: Moe Chan
Facsimile: +65 6333 9164"

8. Counterpart Copies. This Second Amendment may be executed in any number of counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy hereof,

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9. Entire Agreement, Ratification and Reconciliation. The Agreement (including the Exhibits) and this Second Amendment contain the final and entire agreement between the parties with respect to the sale and purchase of the Lots, and are intended to be an integration of all prior negotiations and understandings. Except as modified in this Second Amendment, the Agreement is hereby ratified and remains in full force and effect. The terms and provisions of this Second Amendment shall be reconciled with the terms and provisions of the Agreement to the fullest extent reasonably possible; provided, however, in the event of any irreconcilable conflict between any term or provision of this Second Amendment and any term or provision of the Agreement, such term or provision of this Second Amendment shall control.

10. Second Amendment Date. This Second Amendment shall become effective on the date last signed (the "Second Amendment Date"). In addition, this Second Amendment and any waiver or modification hereto will only be effective if signed by the Area President of Purchaser (Or Purchaser's designee Vice President of Operations), and at least two (2) other officers of Purchaser.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date  written below each signature.

WITNESS:	SELLER:

SeD Maryland Development, LLC
By: SeD Development Management, LLC, Manager By: ________________________________ Name: Charley MacKenzie Title; Chief Development Officer Date: _______________________________

[SIGNATURES CONTINUED ON NEXT PAGE]

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PURCHASER:
WITNESS:
NVR, INC.
By: ________________________ Name: T. Kent LaMotta Title: Vice President of Operations Date: ______________________

WITNESS:
By: _______________________
Name: Matt Beck Title: Senior Vice President of Land Date: _______________________

WITNESS:
By: _______________________
Name: David Greminger Title: Reginal Manager Date: _______________________

WITNESS:
By: _______________________
Name: Ryan Borleis Title: Vice President and Division Manager Date: _______________________

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